EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

July 18, 2007                                                                                         For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Increased Second Quarter 2007 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced increased earnings for the second quarter and year-to-date ended June 30, 2007.

Net income for the quarter ended June 30, 2007 was $12.3 million, an increase of $1.0 million over the $11.3 million of net income for the second quarter of 2006, while diluted earnings per share for the quarter were $0.59 per share compared to $0.52 per share for 2006.  Second quarter results improved from last year due to a reduced loan loss provision, an increase in non-interest income, and a lower income tax provision. The tax provision decreased by $1.6 million due to an adjustment to correct the recognition of deferred taxes from prior periods on certain tax exempt income amounts. This adjustment was not material to any one prior period since its inception. The improvements in the second quarter were partially offset by lower net interest income.

On a diluted per share basis, core operating earnings were $0.51 per share, as compared to $0.52 per share in 2006.  Core operating return on average assets improved to 1.19% from last year’s 1.08% and return on average equity increased to 11.72% from 10.74%. For the year-to-date period, earnings per share were $1.15 versus last year’s $0.77, an increase of 49.4%, on net income of $24.2 million as compared to $16.8 million, with core operating earnings excluding certain gains and charges, and the tax benefit noted above, up 10.6% to $1.04 per share from $0.94 per share last year.

“Results for the second quarter on a core basis were in line with our expectations given the difficult interest rate and competitive operating environment and current Midwest economic factors and market demographics, said Mr. Limbert. “While our net interest margin was down somewhat in the second quarter as compared to the prior year, we were able to make up for the reduction in net interest income by improving non-interest income from trust, securities and mortgage businesses, increased service charge activity from our marketing campaigns, a current non-interest income revenue enhancement program, and higher bank-owned life insurance income. Despite other financial organizations noting credit problems throughout the Midwest, our loan portfolio continues to perform better than our expectations for the year, leading to lower loan loss provisions as compared to year ago levels and lower non-performing asset and net charge-off ratios so far in 2007.”

“We recently opened a new office in the Gahanna (Columbus), Ohio market, replacing an older, existing facility in the same vicinity, and we are well along in constructing a new, state-of-the art banking center in the Highlands/Cabela’s retail shopping destination development between Wheeling, West Virginia and Washington, Pennsylvania which we will open in September,” said Mr. Limbert. “These new facilities will serve to enhance WesBanco’s presence in these markets and further improve customer service. We implemented new commercial

WesBanco Announces Increased Second Quarter 2007 Results                                                                                                                                                                                                          Page 2

loan platform technology during this quarter which should positively enhance loan delivery timeframes and provide for greater efficiencies. We also intend to upgrade our core processing technology platform later this year, with the board recently approving a mainframe and related operating system replacement strategy for fourth quarter implementation at an overall cost of approximately $2.4 million that will provide both cost and operating efficiencies over the present platform.”

Highlights for the second quarter and six months year-to-date include the following:

•
Net interest income for the second quarter decreased $1.7 million or 5.4% compared to the second quarter of 2006 as a result of the flat and inverted yield curve environment over much of the last year experienced by the banking industry, and a lower balance sheet size primarily as a result of the prior year’s intentional repositioning and reduction in the investment and fixed rate mortgage loan portfolios. Year-to-date, the margin was 3.52% versus 3.47% for the first half of 2006, with the better performance reflective of the smaller, more profitable balance sheet post-restructuring, enhanced somewhat by controlled deposit cost increases, loan yield increases and a greater mix of average non-interest bearing deposit accounts. Lower overall loan growth has also impacted both net interest income and the margin.  The net interest margin for the second quarter was 3.46% as compared to 3.54% for the prior year, and 3.56% for the first quarter.

•
The increase in non-interest income for the second quarter of 8.6% was due to a 9.8% increase in trust fees, a 6.0% increase in service charge income, and net proceeds from a bank-owned life insurance claim of $0.9 million. Also, WesBanco recognized $0.9 million in gains on early calls of FHLB advances in the quarter, as compared to $1.0 million in the prior year’s quarter, and losses on disposal of fixed assets of $0.2 million. On a year-to-date basis, non-interest income was up 49.9% or $8.9 million due primarily to the prior year’s recognized impairment loss of $8.0 million on the investment portfolio restructuring. Also last year, WesBanco recognized $2.6 million in net gain on the sale of four branches in Ritchie County, and for the six months year-to-date in 2007 a deferred gain on the sale of a former branch facility of $1.0 million was recorded. Excluding the effects of these items, non-interest income year-over-year was up 10.6%. The increase in year-to-date core non-interest income was due to higher trust fees of $0.6 million, service charges on deposits of $0.3 million, improved securities brokerage revenues, increased mortgage banking income from sales to the secondary market and $0.7 million in security sale gains.

•
The provision for credit losses decreased $0.5 million in the second quarter of 2007 as compared to second quarter 2006 primarily due to lower net charge-offs and non-performing loans. The allowance for loan losses as a percentage of total loans increased to 1.13% at June 30, 2007, from 1.05% at the end of the second quarter of 2006, primarily due to regional economic conditions exhibited in banks’ generally experiencing  record levels of residential real estate foreclosures and the potential resulting impact on estimated credit losses inherent in our residential loan portfolio.  However, WesBanco does not have any material exposure to sub-prime residential real estate loans, which other banking organizations have announced recently as problem assets.  Non-performing assets, which improved as compared to the first quarter as well as last year’s second quarter, decreased primarily through payoffs and improvements in loan quality. Net charge-offs to average loans decreased to 0.19% for the quarter as compared to 0.54% for the second quarter of 2006, and year-to-date, net charge-offs were 0.21% as compared to 0.36% for last year. During the period, a provision for credit losses on unfunded loan commitments was established for $0.3 million as part of the quarter’s total $1.8 million overall provision for credit losses. Year-to-date, the total provision decreased 34.0% to $3.2 million from $4.9 million.

WesBanco Announces Increased Second Quarter 2007 Results                                                                                                                                                                                                          Page 3

•
Non-interest expense was flat for the second quarter as compared to the prior year period and was up $0.6 million from the first quarter of 2007 due to higher planned marketing expense.  Year-to-date, total expenses were down $0.4 million primarily due to last year’s first quarter restructuring charge of $0.5 million for mortgage back-office operations, with higher salaries and benefits expense offset by lower overall marketing expense. Full-time equivalent employees were 1,191 at June 30, 2007 as compared to 1,176 the prior year.  The decrease in marketing expenses year-to-date was due to higher customer incentive expense related to last year’s marketing campaigns as compared to the current campaign’s related expense. Such campaigns have been primarily focused on increasing both the number of checking and savings accounts and related current account balances for accounts opened in last year’s campaigns, higher levels of new consumer loans and improved deposit service charge and activity fee income.

•
The provision for income taxes decreased $1.1 million compared to the second quarter of 2006 due primarily to the correction of prior period amounts related to the accumulation of deferred taxes on a small portion of the municipal bond investment portfolio.  These bonds were purchased at a discount, the accretion for which was previously treated as a future taxable timing difference. The bonds were discovered to have certain tax-exempt attributes of purchased zero coupon bonds, acquired by the Bank in its investment portfolio since the late 1990’s and in a prior acquisition, and therefore, the accretion of the discount should not have been treated as taxable. The total amount of related book accretion recognized in income to date was $4.6 million, creating life to date deferred taxes of approximately $1.6 million. Since this amount had built up over many years, the impact on each of the prior periods was not material. Therefore, WesBanco has made a current period adjustment to correct the prior period accrual in accordance with SEC Staff Accounting Bulletin #108 and other related accounting guidance. For 2007 year-to-date, the effective tax rate, without the aforementioned tax adjustment, increased to 22.7% as compared to 19.6% in the second quarter of 2006, due primarily to higher taxable income and a lower percentage of tax-exempt income to total income.

•
Total loans at June 30, 2007 decreased $79.8 million or 2.7% compared to June 30, 2006 due to planned decreases in residential real estate loans and customer payoffs of home equity lines of credit. Loan growth over the last year has been somewhat restrained due to the Bank’s strategy of selling most residential mortgages to the secondary market, reduced market opportunities for residential mortgages, construction loans and home equity loans in the current higher interest rate environment, accelerated payoffs of commercial real estate loans, lower overall commercial line usage, and a focus on obtaining appropriate interest rate spreads on new loans in a more competitive lending environment.

•
Total deposits were up $24.2 million or 0.8% over last year primarily due to increases in certificates of deposit and interest and non-interest bearing demand deposits. As a result of the current interest rate environment, customers are favoring shorter-term CD’s and money market accounts, while new checking account campaigns have improved demand deposit account balances. Deposits were flat with year-end levels, as WesBanco continues to focus on management strategies to control deposit costs as best as is possible in the current competitive rate environment.

•
FHLB and other short-term borrowings decreased to $463.0 million as of June 30, 2007, from $577.5 million at June 30, 2006, a $114.5 million or 19.8% reduction.  Borrowings were $812.2 million before the restructuring at the end of last year’s first quarter. These borrowings as a percent of total assets decreased to 11.6% from 14.1% at the end of the prior year’s second quarter. Total investment securities have dropped since the end of the first quarter of 2006 due to restructuring the size of the balance sheet

WesBanco Announces Increased Second Quarter 2007 Results                                                                                                                                                                                                          Page 4

in a flat interest rate environment. The decreased balance sheet size has improved capital ratios over the past year with tangible equity improving to 6.80% at June 30, 2007.

•
For the quarter ended June, 2007, WesBanco repurchased a total of 201,145 common shares at an average price of $31.08 per share.  Year-to-date shares repurchased totaled 761,398 at $31.43 per share. WesBanco has 868,600 shares remaining for repurchase under the current repurchase plan approved by the Board of Directors in March, 2007.

WesBanco is a multi-state bank holding company with total assets of approximately $4.0 billion, operating through 78 banking offices, one loan production office, and 110 ATMs in West Virginia, Ohio, and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia.  In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

A reconciliation of GAAP basis net income to core operating earnings is found on the last table of this release.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2006 Annual Report on Form 10-K and March 31, 2007 Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2006 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.”  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve, State of West Virginia Division of Banking, Federal Deposit Insurance Corporation, the SEC, the NASDAQ, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
Statement of income	2007	2006	% Change	2007	2006	% Change
Interest income	$ 57,812	$ 55,994	3.25%	$ 115,005	$ 112,441	2.28%
Interest expense	28,626	25,130	13.91%	55,826	50,594	10.34%
Net interest income	29,186	30,864	(5.44%)	59,179	61,847	(4.31%)
Provision for credit losses	1,776	2,263	(21.52%)	3,236	4,903	(34.00%)
Net interest income after provision for
credit losses	27,410	28,601	(4.16%)	55,943	56,944	(1.76%)
Non-interest income
Trust fees	3,885	3,537	9.84%	8,223	7,595	8.27%
Service charges on deposits	4,431	4,179	6.03%	8,314	7,976	4.24%
Net securities gains/(losses)	39	92	(57.61%)	717	(7,850)	109.13%
Other income	4,202	3,382	24.25%	7,559	6,418	17.78%
Gain on sale of branch offices (1)	0	153	(100.00%)	980	2,618	(62.57%)
Gains on early extinguishment of debt	895	1,047	(14.52%)	895	1,047	(14.52%)
Total non-interest income	13,452	12,390	8.57%	26,688	17,804	49.90%
Non-interest expense
Salaries and employee benefits	13,815	13,315	3.76%	27,693	26,731	3.60%
Net occupancy	1,866	1,866	0.00%	3,869	3,879	(0.26%)
Equipment	1,884	1,993	(5.47%)	3,786	4,023	(5.89%)
Amortization of intangible assets	596	633	(5.85%)	1,192	1,266	(5.85%)
Marketing expense	1,414	1,837	(23.03%)	2,036	2,911	(30.06%)
Restructuring expenses (2)	-	-	0.00%	-	540	(100.00%)
Other operating expenses	7,397	7,344	0.72%	14,781	14,450	2.29%
Total non-interest expense	26,972	26,988	(0.06%)	53,357	53,800	(0.82%)
Income before provision for income taxes	13,890	14,003	(0.81%)	29,274	20,948	39.75%
Provision for income taxes (4)	1,595	2,742	(41.83%)	5,032	4,103	22.64%
Net income	$ 12,295	$ 11,261	9.18%	$ 24,242	$ 16,845	43.91%

Taxable equivalent net interest income	$ 31,133	$ 33,046	(5.79%)	$ 63,138	$ 66,349	(4.84%)

Per common share data
Net income per common share - basic	$ 0.59	$ 0.52	13.46%	$ 1.15	$ 0.77	49.54%
Net income per common share - diluted	$ 0.59	$ 0.52	13.46%	$ 1.15	$ 0.77	49.54%
Dividends declared	$ 0.275	$ 0.265	3.77%	$ 0.55	$ 0.53	3.77%
Book value (period end)				$ 19.54	$ 19.13	2.12%
Tangible book value (period end)				$ 12.60	$ 12.41	1.54%
Average shares outstanding - basic	20,838,798	21,893,943	(4.82%)	21,053,868	21,915,824	(3.93%)
Average shares outstanding - diluted	20,884,156	21,946,829	(4.84%)	21,103,429	21,970,952	(3.95%)
Period end shares outstanding				20,759,920	21,783,350	(4.70%)

Selected ratios
Return on average assets	1.23%	1.09%	12.80%	1.22%	0.80%	52.10%
Return on average equity	12.12%	10.83%	11.87%	11.94%	8.16%	46.34%
Yield on earning assets (3)	6.60%	6.23%	5.94%	6.60%	6.12%	7.84%
Cost of interest bearing liabilities	3.61%	3.05%	18.36%	3.50%	2.99%	17.06%
Net interest spread (3)	2.99%	3.18%	(5.97%)	3.10%	3.13%	(0.96%)
Net interest margin (3)	3.46%	3.54%	(2.26%)	3.52%	3.47%	1.44%
Efficiency (3)	60.50%	59.40%	1.85%	59.40%	63.93%	(7.09%)
Average loans to average deposits	94.88%	97.82%	(3.00%)	95.79%	97.80%	(2.05%)
Annualized net loan charge-offs/average loans	0.19%	0.54%	(65.15%)	0.21%	0.36%	(40.79%)
Effective income tax rate (4)	11.48%	19.58%	(41.35%)	17.19%	19.59%	(12.25%)

(1) March 2007 includes gain on sale of branch facility which was replaced with a new facility whereas March 2006 includes gain on sale of Ritchie County branches and associated operations.
(2) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs.
(3) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(4) The 2nd quarter of 2007 income tax provision includes a $1.6 million credit to correct the recognition of the cumulative benefit of tax exempt accretion, as of December 31,
2006, of original issue discount on tax exempt bonds, net of non-deductible purchase premium, by writing off deferred taxes provided on this net accretion prior to 2007.

WESBANCO, INC.
Consolidated Selected Financial Highlights								Page 6
(unaudited, dollars in thousands)						% Change
Balance sheet (period end)	June 30,				December 31,	June 30, 2007
Assets	2007	2006	% Change		2006	to Dec. 31, 2006
Cash and due from banks	$ 68,385	$ 89,921	(23.95)%		$ 95,388	(28.31)%
Due from banks - Interest bearing	984	1,434	(31.38)		1,217	(19.15)
Fed Funds sold	-	-	-		-	100.00
Securities	726,393	719,945	0.90		736,707	(1.40)

Loans held for sale	6,778	6,038	12.26		3,170	113.82
Portfolio Loans:
Commercial and commercial real estate	1,560,506	1,552,758	0.50		1,575,170	(0.93)
Residential real estate	841,512	913,670	(7.90)		896,533	(6.14)
Consumer and home equity	427,780	443,872	(3.63)		436,510	(2.00)
Total portfolio loans	2,829,798	2,910,300	(2.77)		2,908,213	(2.70)
Allowance for loan losses	(31,928)	(30,592)	4.37		(31,979)	(0.16)
Net portfolio loans	2,797,870	2,879,708	(2.84)		2,876,234	(2.72)
Premises and equipment, net	68,496	65,940	3.88		67,404	1.62
Goodwill	137,258	137,258	-		137,258	-
Core deposit intangible, net	6,698	9,133	(26.66)		7,889	(15.10)
Other assets	174,325	179,626	(2.95)		172,876	0.84
Total Assets	$ 3,987,187	$ 4,089,003	(2.49)%		$ 4,098,143	(2.71)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 394,660	$ 386,811	2.03%		$ 401,909	(1.80)%
Interest bearing demand deposits	351,233	340,184	3.25		356,088	(1.36)
Money market accounts	381,281	376,825	1.18		354,082	7.68
Savings deposits	421,513	465,649	(9.48)		441,226	(4.47)
Certificates of deposit	1,444,656	1,399,695	3.21		1,442,242	0.17
Total deposits	2,993,343	2,969,164	0.81		2,995,547	(0.07)
Federal Home Loan Bank borrowings	265,119	412,756	(35.77)		358,907	(26.13)
Short-term borrowings	197,871	164,786	20.08		202,561	(2.32)
Junior subordinated debt	87,638	87,638	-		87,638	-
Other liabilities	37,665	38,028	(0.95)		36,615	2.87
Shareholders' equity	405,551	416,631	(2.66)		416,875	(2.72)
Total Liabilities and Shareholders' Equity	$ 3,987,187	$ 4,089,003	(2.49)%		$ 4,098,143	(2.71)%

Average balance sheet and
net interest margin analysis	Three months ended June 30,				Six months ended June 30,
	2007		2006		2007		2006
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 1,466	2.19%	$ 2,738	1.61%	$ 1,388	2.18%	$ 2,274	1.34%
Loans, net of unearned income	2,832,325	6.85%	2,925,875	6.45%	2,848,651	6.84%	2,926,697	6.39%
Securities:
Taxable	408,187	5.01%	403,013	4.39%	400,049	4.94%	492,704	4.22%
Tax-exempt	332,504	6.69%	373,908	6.67%	337,519	6.70%	385,977	6.67%
Total securities	740,691	5.76%	776,921	5.48%	737,568	5.75%	878,681	5.29%
Federal funds sold	31,767	5.45%	7,253	4.76%	20,513	5.27%	3,646	4.72%
Other earning assets (1)	21,517	5.78%	31,890	5.35%	22,123	5.53%	37,176	4.69%
Total earning assets	3,627,766	6.60%	3,744,677	6.23%	3,630,243	6.60%	3,848,474	6.12%
Other assets	383,209		396,758		387,402		396,938
Total Assets	$ 4,010,975		$ 4,141,435		$ 4,017,645		$ 4,245,412

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 357,780	1.37%	$ 350,860	1.10%	$ 350,598	1.29%	$ 335,741	0.90%
Money market accounts	372,368	2.72%	389,506	2.16%	364,158	2.61%	407,347	2.12%
Savings deposits	428,268	1.34%	465,994	1.27%	433,870	1.36%	465,652	1.19%
Certificates of deposit	1,442,201	4.60%	1,400,929	3.82%	1,440,551	4.51%	1,405,270	3.71%
Total interest bearing deposits	2,600,617	3.35%	2,607,289	2.75%	2,589,177	3.28%	2,614,010	2.65%
Federal Home Loan Bank borrowings	327,172	4.08%	470,221	3.68%	338,639	3.95%	536,111	3.64%
Short-term borrowings	167,772	5.14%	139,798	4.40%	171,080	4.43%	177,235	4.30%
Junior subordinated debt	87,638	6.49%	87,638	6.41%	87,638	6.51%	87,638	6.34%
Total interest bearing liabilities	3,183,199	3.61%	3,304,946	3.05%	3,186,534	3.50%	3,414,994	2.99%
Non-interest bearing demand deposits	384,435		383,779		384,636		378,449
Other liabilities	36,294		35,601		37,097		35,584
Shareholders' equity	407,047		417,109		409,378		416,385

Total Liabilities and Shareholders' Equity	$ 4,010,975		$ 4,141,435		$ 4,017,645		$ 4,245,412

Taxable equivalent net interest spread		2.99%		3.18%		3.10%		3.13%
Taxable equivalent net interest margin		3.46%		3.54%		3.52%		3.47%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Statement of income	2007	2007	2006	2006	2006
Interest income	$ 57,812	$ 57,193	$ 57,886	$ 56,942	$ 55,994
Interest expense	28,626	27,200	27,609	26,233	25,130
Net interest income	29,186	29,993	30,277	30,709	30,864
Provision for credit losses	1,776	1,460	1,568	2,268	2,263
Net interest income after provision for
credit losses	27,410	28,533	28,709	28,441	28,601
Non-interest income
Trust fees	3,885	4,338	3,733	3,711	3,537
Service charges on deposits	4,431	3,883	4,301	4,437	4,179
Net securities gains	39	678	35	17	92
Other income	4,202	3,357	2,861	3,492	3,382
Gain on sale of branch offices (1)	-	980	-	-	153
Gains on early extinguishment of debt	895	-	-	17	1,047
Total non-interest income	13,452	13,236	10,930	11,674	12,390
Non-interest expense
Salaries and employee benefits	13,815	13,878	13,423	13,529	13,315
Net occupancy	1,866	2,003	1,937	1,688	1,866
Equipment	1,884	1,902	1,937	1,961	1,993
Core deposit intangibles	596	596	617	628	633
Marketing expense	1,414	622	1,290	943	1,837
Other operating expenses	7,397	7,384	7,271	7,180	7,344
Total non-interest expense	26,972	26,385	26,475	25,929	26,988
Income before provision for income taxes	13,890	15,384	13,164	14,186	14,003
Provision for income taxes (3)	1,595	3,437	2,528	2,632	2,742
Net income	$ 12,295	$ 11,947	$ 10,636	$ 11,554	$ 11,261

Taxable equivalent net interest income	$ 31,133	$ 32,005	$ 32,330	$ 32,806	$ 33,046

Per common share data
Net income per common share - basic	$ 0.59	$ 0.56	$ 0.49	$ 0.53	$ 0.52
Net income per common share - diluted	$ 0.59	$ 0.56	$ 0.49	$ 0.53	$ 0.52
Dividends declared	$ 0.275	$ 0.275	$ 0.265	$ 0.265	$ 0.265
Book value (period end)	$ 19.54	$ 19.40	$ 19.39	$ 19.45	$ 19.13
Tangible book value (period end)	$ 12.60	$ 12.50	$ 12.64	$ 12.69	$ 12.41
Average shares outstanding - basic	20,838,798	21,271,328	21,523,291	21,700,328	21,893,943
Average shares outstanding - diluted	20,884,156	21,325,166	21,580,177	21,746,255	21,946,829
Period end shares outstanding	20,759,920	20,948,040	21,496,793	21,551,703	21,783,350
Full time equivalent employees	1,191	1,168	1,168	1,191	1,176

Selected ratios
Return on average assets	1.23%	1.20%	1.03%	1.13%	1.09%
Return on average equity	12.12%	11.77%	10.06%	10.97%	10.83%
Yield on earning assets (2)	6.60%	6.59%	6.45%	6.40%	6.23%
Cost of interest bearing liabilities	3.61%	3.46%	3.37%	3.21%	3.05%
Net interest spread (2)	2.99%	3.14%	3.08%	3.19%	3.18%
Net interest margin (2)	3.46%	3.56%	3.49%	3.56%	3.54%
Efficiency (2)	60.50%	58.32%	61.20%	58.30%	59.40%
Average loans to average deposits	94.88%	96.72%	97.17%	98.40%	97.82%
Trust Assets, market value at period end	$ 3,041,464	$ 2,972,044	$ 2,976,621	$ 2,873,159	$ 2,797,321

(1) March 2007 includes gain on sale of branch facility which was replaced with a new facility whereas June 2006 includes the balance of the gain on sale of Ritchie County branches and associated operations.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) The 2nd quarter of 2007 income tax provision includes a $1.6 million credit to correct the recognition of the cumulative benefit of tax exempt accretion, as of December 31, 2006, of original issue discount on tax exempt bonds, net of non-deductible purchase premium, by writing off deferred taxes provided on this net accretion prior to 2007.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
Asset quality data	2007	2007	2006	2006	2006
Non-performing assets:
Non-accrual loans	$ 9,651	$ 12,126	$ 16,154	$ 10,356	$ 13,361
Renegotiated loans	-	-	-	-	-
Total non-performing loans	9,651	12,126	16,154	10,356	13,361
Other real estate and repossessed assets	4,067	3,369	4,052	4,109	3,263
Total non-performing loans and assets	$ 13,718	$ 15,495	$ 20,206	$ 14,465	$ 16,624
Loans past due 90 days or more	$ 7,869	$ 6,194	$ 6,488	$ 11,594	$ 9,784

Non-performing assets/total assets	0.34%	0.38%	0.49%	0.35%	0.41%
Non-performing assets/total loans, other real
estate and repossessed assets	0.48%	0.54%	0.69%	0.49%	0.57%
Non-performing loans/total loans	0.34%	0.43%	0.55%	0.35%	0.46%
Non-performing loans and loans past due 90
days or more/total loans	0.62%	0.64%	0.78%	0.75%	0.79%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.75%	0.75%	0.89%	0.87%	0.89%

Allowance for loan losses
Allowance for loan losses	$ 31,928	$ 31,757	$ 31,979	$ 31,669	$ 30,592
Provision for loan losses	1,500	1,460	1,568	2,268	2,263
Net loan charge-offs	1,329	1,682	1,258	1,191	3,962
Annualized net loan charge-offs /average loans	0.19%	0.24%	0.17%	0.16%	0.54%
Allowance for loan losses/total loans	1.13%	1.12%	1.10%	1.08%	1.05%
Allowance for loan losses/non-performing loans	3.31	x	2.62	x	1.98	x	3.06	x	2.29	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.82	x	1.73	x	1.41	x	1.44	x	1.32	x

Capital ratios
Tier I leverage capital	9.21%	9.14%	9.27%	9.23%	9.06%
Tier I risk-based capital	11.98%	12.20%	12.35%	12.30%	12.32%
Total risk-based capital	13.07%	13.30%	13.44%	13.38%	13.37%
Shareholders' equity to assets	10.15%	10.23%	10.26%	10.27%	10.07%
Tangible equity to tangible assets (1)	6.80%	6.88%	6.95%	6.93%	6.77%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on quarterly averages.

WESBANCO, INC.
Reconciliation Table - Non-GAAP Financial Information				Page 9
(unaudited, dollars in thousands, except per share amounts)

Note: This press release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these Non-GAAP measurements, which exclude the effects of restructuring expenses, other-than-temporary impairment losses, gains on sale of branch offices and adjustments to tax liability accrued in prior periods , are essential to a proper understanding of the operating results of the Company’s core business largely because they allow investors to see clearly the performance of the Company without the restructuring charges included in certain key financial ratios. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies. These Non-GAAP measures should not be compared to Non-GAAP performance measures of other companies.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$ 12,295	$ 11,261	$ 24,242	$ 16,845
Add: restructuring expenses, net of tax (1)	-	-	-	324
Add: other-than-temporary impairment losses, net of tax (1)	-	-	-	4,829
Subtract: adjustment to correct tax liability accrued in prior periods (5)	(1,615)	-	(1,615)	-
Subtract: gains on sale of branch offices, net of tax (1)(4)	-	(92)	(588)	(1,571)
Core operating earnings	$ 10,680	$ 11,169	$ 22,039	$ 20,427

Net income per common share (3)	$ 0.59	$ 0.52	$ 1.15	$ 0.77
Effects of restructuring expenses, net of tax (1)	-	-	-	0.02
Effects of other-than-temporary impairment losses, net of tax (1)	-	-	-	0.22
Effects of adjustment to correct tax liability accrued in prior periods (5)	(0.08)	-	(0.08)	-
Effects of gains on sale of branch offices, net of tax (1)(4)	-	-	(0.03)	(0.07)
Core operating earnings per common share (3)	$ 0.51	$ 0.52	$ 1.04	$ 0.94

Selected ratios
Return on average assets	1.23%	1.09%	1.22%	0.80%
Effects of restructuring expenses, net of tax (1)	0.00%	0.00%	0.00%	0.01%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	0.00%	0.11%
Effects of adjustment to correct tax liability accrued in prior periods (5)	(0.04%)	0.00%	(0.04%)	0.00%
Effects of gains on sale of branch offices, net of tax (1)(4)	0.00%	(0.01%)	(0.01%)	(0.04%)
Core operating return on average assets	1.19%	1.08%	1.17%	0.88%

Return on average equity	12.12%	10.83%	11.94%	8.16%
Effects of restructuring expenses, net of tax (1)	0.00%	0.00%	0.00%	0.08%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	0.00%	1.16%
Effects of adjustment to correct tax liability accrued in prior periods (5)	(0.40%)	0.00%	(0.39%)	0.00%
Effects of gains on sale of branch offices, net of tax (1)(4)	0.00%	(0.09%)	(0.14%)	(0.38%)
Core operating return on average equity	11.72%	10.74%	11.41%	9.02%

Efficiency ratio (2)	60.50%	59.40%	59.40%	63.93%
Effects of restructuring expenses, net of tax (1)	0.00%	0.00%	0.00%	(0.40%)
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	0.00%	(6.05%)
Effects of gains on sale of branch offices, net of tax (1)(4)	0.00%	0.20%	0.66%	1.97%
Core operating efficiency ratio	60.50%	59.60%	60.06%	59.45%

(1) The related income tax expense is calculated using a combined Federal and State income tax rate of 40%.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) The dilutive effect from stock options was immaterial and accordingly, basic and diluted earnings per share are the same.
(4) Year-to-date 2007 includes gain on sale of branch facility which was replaced with a new facility whereas year-to-date 2006 includes gain on sale of Ritchie County branches and associated operations.
(5) The adjustment corrects the recognition of the cumulative benefit of tax exempt accretion, as of December 31, 2006, of original issue discount on tax exempt bonds, net of non-deductible purchase premium, by writing off deferred taxes provided on this net accretion prior to 2007.